John Hancock Financial Opportunities Fund

John Hancock Hedged Equity & Income Fund

John Hancock Income Securities Trust

John Hancock Investors Trust

John Hancock Preferred Income Fund

John Hancock Preferred Income Fund II

John Hancock Preferred Income Fund III

John Hancock Premium Dividend Fund

John Hancock Tax-Advantaged Dividend Income Fund

John Hancock Tax-Advantaged Global Shareholder Yield Fund (collectively, the “Funds”)

Supplement dated January 3, 2017 to the current Proxy Statements of the Funds (collectively, the “Proxy Statements”)

The following modifies information to the contrary in each Proxy Statement:

At a meeting on December 6-8, 2016, each Fund’s Board of Trustees (the “Board”) appointed Hassell H. McClellan to serve as the Board’s Chair, effective January 1, 2017, succeeding James M. Oates, who will continue to serve as a Trustee.

In addition, each Fund’s Board approved the following changes to the Fund’s operating committees stated below, effective January 1, 2017:

Compliance Committee: Grace K. Fey joins this Committee as Chair, succeeding Mr. McClellan, who is no longer a member of this Committee. William H. Cunningham and Deborah C. Jackson continue to serve as members of this Committee.

Contracts, Legal & Risk Committee: Mr. Oates joins this Committee and Ms. Fey is no longer a member of this Committee. Steven R. Pruchansky and Gregory A. Russo (Chair) continue to serve as members of this Committee.

Investment Committee: Mr. Oates joins an Investment Sub-Committee as Chair, succeeding Ms. Fey in her role as Chair. Ms. Jackson, Charles L. Bardelis, Mr. Cunningham, and Theron S. Hoffman continue to serve as Chairpersons of the other Investment Sub-Committees.

You should read this supplement in conjunction with the Proxy Statements.

Important Notice Regarding the Availability of Proxy Materials
for the Shareholder Meetings to Be Held on January 24, 2017.

This supplement to the Proxy Statements is available at: https://www.proxy-direct.com/jhi-28121.